Exhibit 99.1

Cabot Oil & Gas Corporation	NEWS RELEASE
840 Gessner Rd., Houston, Texas 77024-4152
P. O. Box 4544, Houston, Texas 77210-4544
(281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
October 25, 2012	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Announces Third Quarter Results

Year-To-Date Equivalent Production Grew 42 Percent Year-Over-Year

HOUSTON, October 25, 2012 /PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) today reported financial results for the third quarter of 2012. Highlights for the third quarter of 2012 include:

•                  Production of 66.5 billion cubic feet equivalent (Bcfe), an increase of 33 percent over last year’s comparable quarter.

•                  Net income of $36.6 million, or $0.17 per share.

•                  Net income excluding selected items of $43.1 million, or $0.21 per share.

•                  Cash flow from operations of $164.0 million and discretionary cash flow of $175.7 million.

“Our year-to-date production growth relative to last year further highlights the prolific nature of our wells in the Marcellus, even in the face of continued delays in permitting for gathering lines,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “Based on our plans to connect (or begin producing) 45 additional wells in the fourth quarter, we expect a ramp in production above our previous highs.”

Third Quarter 2012

Production during the third quarter of 2012 was 66.5 Bcfe, with 62.7 Bcf of natural gas production and 629 thousand barrels of liquids production. These figures represent a 31 percent increase in gas production and a 61 percent increase in liquids production compared to the third quarter of 2011.

The Company reported net income of $36.6 million, or $0.17 per share, for the third quarter of 2012, compared to $28.5 million, or $0.14 per share, for the third quarter of 2011. Excluding the effect of selected items (which are detailed in the table below), net income was $43.1 million, or $0.21 per share, for the third quarter of 2012, compared to $35.3 million, or $0.17 per share, for the third quarter of 2011. Higher equivalent production and higher realized crude oil prices drove the quarter’s overall improvement, partially offset by lower realized natural gas prices and increased operating expenses associated with higher production.

Cash flow from operations for the third quarter of 2012 was $164.0 million, compared to the third quarter of 2011 when cash flow from operations was $154.7 million. Discretionary cash flow for the third quarter of 2012 was $175.7 million, compared to the third quarter of 2011 when discretionary cash flow was $165.4 million.

Including the effect of hedges, natural gas price realizations were $3.68 per thousand cubic feet (Mcf) for the third quarter of 2012, down 20 percent compared to the third quarter of 2011. Oil price realizations were $101.34 per barrel, up 17 percent compared to the third quarter of 2011.

On an absolute basis, depreciation, depletion and amortization increased due to higher equivalent production volumes, partially offset by a decrease in amortization of unproved properties. Transportation expense increased as a result of new gathering arrangements, primarily in northeast Pennsylvania, and greater volumes.  Exploration, general and administrative (excluding stock-based compensation) and interest and other expenses all declined compared to the third quarter of 2011. While total expenses trended higher between the comparable third quarters driven by higher production volumes, the aggregate per unit cost continues to decline. “Our industry leading cost structure continues to result in decreasing per unit costs over time. For example, direct operating expenses for the third quarter declined 22 percent per unit to $0.43 per Mcfe compared to 2011,” added Dinges.

Year-to-Date 2012

Production during the nine-month period ended September 30, 2012 was 188.9 Bcfe, with 178.4 Bcf of natural gas production and 1.8 million barrels of liquids production. These figures represent increases of 42 percent, 40 percent, and 91 percent, respectively, compared to the nine-month period ended September 30, 2011.  “Our current year-to-date production already exceeds full-year 2011 levels,” stated Dinges.  “Taking into account last year’s fourth quarter sale of our Rocky Mountain properties, our pro forma year-to-date production growth is 51 percent.”

For the nine-month period ended September 30, 2012, net income was $90.9 million, or $0.43 per share, compared to net income of $96.0 million, or $0.46 per share, for the nine-month period ended September 30, 2011.

Excluding the effect of selected items (which are detailed in the table below), net income was $81.8 million, or $0.39 per share, for the nine-month period ended September 30, 2012, compared to $99.0 million, or $0.47 per share, for the nine-month period ended September 30, 2011.  Lower natural gas price realizations and increased absolute operating expenses, partially offset by higher equivalent production and higher realized crude oil prices, resulted in lower earnings.

For the nine-month period ended September 30, 2012, cash flow from operations was $455.1 million, compared to cash flow from operations of $375.4 million for the nine-month period ended September 30, 2011. Discretionary cash flow was $456.3 million for the nine-month period ended September 30, 2012, compared to discretionary cash flow of $428.2 million for the nine-month period ended September 30, 2011.

Financial Position and Liquidity

At September 30, 2012, the Company’s total debt was $1,062 million, of which $300 million were borrowings outstanding under the Company’s credit facility. Total lender commitments under the Company’s credit facility are $900 million, with $599 million of available credit under its facility at September 30, 2012.

As of September 30, 2012, the Company’s net debt to adjusted capitalization ratio was 32.8%, compared to 30.4% as of December 31, 2011 (see attached table for the calculation).

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s third quarter financial and operating results discussion with financial analysts on Friday, October 26, 2012 at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

CABOT OIL & GAS RESULTS

OPERATING DATA

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Appalachia	56.1	39.4	158.1	101.1
Other	6.6	8.3	20.3	26.1
Total	62.7	47.7	178.4	127.2

Crude/Condensate/NGL	629	391	1,760	920

Equivalent Production (Bcfe)	66.5	50.0	188.9	132.7

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.80	$4.48	$3.70	$4.54
Other	$2.65	$5.05	$2.60	$5.00
Total	$3.68	$4.58	$3.57	$4.64

Average Crude/Condensate Price ($/Bbl)	$101.34	$86.89	$100.30	$89.69

WELLS DRILLED
Gross	38	33	104	85
Net	30	27	81	67
Gross Success Rate	95%	97%	97%	99%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Realized Impacts to Gas Pricing	$0.91	$0.44	$1.03	$0.38
Realized Impacts to Oil Pricing	$6.65	$3.62	$3.39	$0.64

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating Revenues
Natural Gas	$231,896	$218,521	$639,729	$588,976
Crude Oil and Condensate	57,870	33,158	165,317	79,792
Brokered Natural Gas	5,238	9,467	23,831	38,947
Other	1,870	971	5,790	4,124
	296,874	262,117	834,667	711,839
Operating Expenses
Direct Operations	28,269	27,292	84,895	76,878
Transportation and Gathering	34,430	19,768	97,827	48,710
Brokered Natural Gas	4,258	8,204	20,380	33,362
Taxes Other Than Income	10,436	7,042	39,873	21,070
Exploration	9,303	20,190	29,548	31,090
Depreciation, Depletion and Amortization	110,448	90,293	335,421	250,642
General and Administrative (excluding Stock-Based Compensation)	13,440	17,917	69,808	48,906
Stock-Based Compensation (1)	10,389	10,032	23,441	29,348
	220,973	200,738	701,193	540,006
Gain (Loss) on Sale of Assets	(126)	3,854	67,042	36,408
Income from Operations	75,775	65,233	200,516	208,241
Interest Expense and Other	16,219	18,517	51,631	53,928
Income Before Income Taxes	59,556	46,716	148,885	154,313
Income Tax Expense	22,948	18,234	58,021	58,268
Net Income	$36,608	$28,482	$90,864	$96,045
Earnings Per Share - Basic (2)	$0.17	$0.14	$0.43	$0.46
Weighted Average Common Shares Outstanding (2)	209,656	208,570	209,433	208,463

(1)    Includes the impact of the Company’s performance share awards, restricted stock amortization, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

(2)    All Earnings Per Share and Weighted Average Common Share figures have been retroactively adjusted for the 2-for-1 split of the Company’s common stock effective January 25, 2012.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	September 30,	December 31,
	2012	2011
Assets
Current Assets	$224,674	$345,800
Properties and Equipment, Net	4,218,921	3,934,584
Other Assets	39,342	51,109
Total Assets	$4,482,937	$4,331,493

Liabilities and Stockholders’ Equity
Current Liabilities	$412,790	$343,344
Long-Term Debt, excluding Current Maturities	987,000	950,000
Deferred Income Taxes	837,319	802,592
Other Liabilities	145,541	130,789
Stockholders’ Equity	2,100,287	2,104,768
Total Liabilities and Stockholders’ Equity	$4,482,937	$4,331,493

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Cash Flows From Operating Activities
Net Income	$36,608	$28,482	$90,864	$96,045
Deferred Income Tax Expense	15,641	20,495	42,714	57,381
Loss (Gain) on Sale of Assets	126	(3,854)	(67,042)	(36,408)
Exploration Expense	1,193	13,347	12,118	13,851
Unrealized (Gain) Loss on Derivatives	149	64	449	950
Income Charges Not Requiring Cash	121,942	106,856	377,239	296,391
Changes in Assets and Liabilities	(11,692)	(10,725)	(1,230)	(52,844)
Net Cash Provided by Operations	163,967	154,665	455,112	375,366

Cash Flows From Investing Activities
Capital Expenditures	(257,871)	(264,773)	(669,198)	(668,987)
Proceeds from Sale of Assets	25	27,773	132,740	82,109
Investment in Equity Method Investment	(2,400)	—	(4,488)	—
Net Cash Used in Investing	(260,246)	(237,000)	(540,946)	(586,878)

Cash Flows From Financing Activities
Net Increase (Decrease) in Debt	90,000	110,000	112,000	230,000
Capitalized Debt Issuance Costs	—	—	(5,005)	(1,025)
Dividends Paid	(4,193)	(3,129)	(12,561)	(9,379)
Other	(671)	(922)	(1,010)	(1,105)
Net Cash (Used in) Provided by Financing	85,136	105,949	93,424	218,491

Net Increase (Decrease) in Cash and Cash Equivalents	$(11,143)	$23,614	$7,590	$6,979

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
As Reported - Net Income	$36,608	$28,482	$90,864	$96,045
Reversal of Selected Items, Net of Tax:
(Gain) Loss on Sale of Assets(1)	77	(2,389)	(41,030)	(22,573)
Stock-Based Compensation Expense	6,358	6,220	14,346	18,196
Pension Expense(2)	—	2,956	12,294	6,708
Unrealized Loss (Gain) on Derivatives (3)	91	40	275	589
Pennsylvania Impact Fee (4)	—	—	5,067	—
Net Income Excluding Selected Items	$43,134	$35,309	$81,816	$98,965
As Reported - Earnings Per Share (5)	$0.17	$0.14	$0.43	$0.46
Per Share Impact of Reversing Selected Items (5)	0.04	0.03	(0.04)	0.01
Earnings Per Share Including Reversal of Selected Items (5)	$0.21	$0.17	$0.39	$0.47
Weighted Average Common Shares Outstanding (5)	209,656	208,570	209,433	208,463

(1)            The gain on sale in 2012 primarily relates to the sale of certain of our Pearsall shale undeveloped leaseholds in south Texas in the second quarter of 2012. The gain on sale of assets in 2011 primarily relates to the sale of certain oil and gas assets in East Texas.

(2)            On July 28, 2010, the Company notified its employees of its plan to terminate its qualified and non-qualified pension plans, effective September 30, 2010. These amounts represent pension expenses related to the plan termination, including settlement costs and expenses related to the acceleration of amortization of prior service costs and actuarial losses over the period. Final settlement of the pension plan occurred as of the end of the second quarter 2012. Pension expense is included in General and Administrative expense in the Condensed Consolidated Statement of Operations.

(3)            This unrealized loss (gain) is included in Natural Gas revenues in the Condensed Consolidated Statement of Operations and represents the change in fair value related to derivatives not designated as hedging instruments.

(4)            In February 2012, the Pennsylvania state legislature authorized the assessment of an impact fee on Marcellus shale production. This amount represents the initial year accrual related to our 2011 and prior wells. Expense associated with the impact fee are included in Taxes Other Than Income in the Condensed Consolidated Statement of Operations.

(5)            All Earnings Per Share and Weighted Average Common Share figures have been retroactively adjusted for the 2-for-1 split of the Company’s common stock effective January 25, 2012.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Discretionary Cash Flow
As Reported - Net Income	$36,608	$28,482	$90,864	$96,045
Plus / (Less):
Deferred Income Tax Expense	15,641	20,495	42,714	57,381
Loss (Gain) on Sale of Assets	126	(3,854)	(67,042)	(36,408)
Exploration Expense	1,193	13,347	12,118	13,851
Unrealized Loss (Gain) on Derivatives	149	64	449	950
Income Charges Not Requiring Cash	121,942	106,856	377,239	296,391
Discretionary Cash Flow	175,659	165,390	456,342	428,210
Changes in Assets and Liabilities	(11,692)	(10,725)	(1,230)	(52,844)
Net Cash Provided by Operations	$163,967	$154,665	$455,112	$375,366

Net Debt Reconciliation

(In thousands)

	September 30,	December 31,
	2012	2011

Current Portion of Long-Term Debt	$75,000	$—
Long-Term Debt	$987,000	$950,000
Total Debt	$1,062,000	$950,000
Stockholders’ Equity	2,100,287	2,104,768
Total Capitalization	$3,162,287	$3,054,768

Total Debt	$1,062,000	$950,000
Less: Cash and Cash Equivalents	(37,501)	(29,911)
Net Debt	$1,024,499	$920,089

Net Debt	$1,024,499	$920,089
Stockholders’ Equity	2,100,287	2,104,768
Total Adjusted Capitalization	$3,124,786	$3,024,857

Total Debt to Total Capitalization Ratio	33.6%	31.1%
Less: Impact of Cash and Cash Equivalents	0.8%	0.7%
Net Debt to Adjusted Capitalization Ratio	32.8%	30.4%